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                                                                    EXHIBIT 11.1

                               BSQUARE CORPORATION
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                    (in thousands, except per share amounts)

        The following table provides a reconciliation of the numerators and denominators used in calculating basic and diluted earnings per share for the three-month periods ended March 31, 2001 and 2000:

                                                            Three Months
                                                           Ended March 31,
                                                          -----------------
                                                           2001       2000
                                                          ------     ------
Net income (numerator diluted)                            $  830     $  995

Shares (denominator basic):
    Weighted average common shares outstanding            34,003     32,566
                                                          ======     ======

Basic earnings per share                                  $ 0.02     $ 0.03
                                                           =====      =====

Shares (denominator diluted):
    Weighted average common shares outstanding            34,003     32,566
    Common stock equivalents                               1,365      3,062
                                                         -------    -------
    Weighted average common shares and equivalents        35,368     35,628
                                                          ======     ======
outstanding

Diluted earnings per share                                $ 0.02     $ 0.03
                                                            ====      =====


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